Exhibit 99.1

News Release

MARIA FERNANDA MEJIA APPOINTED TO
AVERY DENNISON BOARD OF DIRECTORS

MENTOR, Ohio — February 26, 2024 — Avery Dennison Corporation (NYSE: AVY) today announced that its board of directors has appointed Maria Fernanda Mejia a director, effective February 22, 2024.

Mejia, 60, is the retired CEO, International, for Newell Brands Inc., a leading American manufacturer, marketer and distributor of consumer and commercial products, with $8.1 billion in fiscal 2023 revenues. Mejia joined Newell Brands Inc. from the Kellogg Company where she was senior vice president and president of Kellogg Latin America between 2011 and 2019. She previously served in positions of increasing responsibility at Colgate-Palmolive in the U.S., Latin America, Asia and Europe.

“We are extremely pleased to welcome Maria Fernanda to our board,” said Patrick Siewert, lead independent director and chair of the Governance Committee of the Board of Directors, Avery Dennison. “She is an accomplished leader with extensive international experience, having worked across multiple geographies for some of the world’s top consumer packaged goods companies.”

“Maria Fernanda brings deep expertise in consumer goods industries, significant international experience and public company board experience,” added Mitch Butier, executive chairman of the Board for Avery Dennison. “We look forward to working with her as we continue to create long-term value for all our stakeholders.”

Mejia has a BS in Industrial Distribution from Texas A&M University.

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About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company that provides a wide range of branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. Our products and solutions include labeling and functional materials, radio frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and a variety of products and solutions that enhance branded packaging and carry or display information that improves the customer experience. Serving an array of industries worldwide — including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive — we employ approximately 35,000 employees in more than 50 countries. Our reported sales in 2023 were $8.4 billion. Learn more at www.averydennison.com.

Media Contacts

John Eble
Vice President, Finance and Investor Relations
john.eble@averydennison.com

Kristin Robinson
Vice President, Global Communications
kristin.robinson@averydennison.com